Exhibit 99.2

NEWS For Immediate Release

Contact:

Kathy Bushway

Home Savings

330.742.0638

KBushway@homesavings.com

Matthew Garrity to Join Home Savings Bank Board of Directors

YOUNGSTOWN, Ohio (February 26, 2018) – Home Savings is pleased to announce that Matthew T. Garrity has been appointed to the Home Savings Bank Board of Directors. Garrity joined Home Savings in 2009 as Senior Vice President and Chief Credit Officer. In 2013, he was promoted to Executive Vice President with responsibility for Commercial Banking, Residential Mortgage and Credit Administration.

“Matt has done a tremendous job managing Commercial Banking and Residential Mortgage for the Bank. Under his management, the commercial portfolio has grown 300% over the past four years and residential mortgage has expanded and enjoyed its most profitable years, all while ensuring strong credit quality,” said Gary M. Small, President & CEO of Home Savings Bank. “Matt is a true leader and great asset to our Company. I have no doubt that he will continue that strong leadership in his daily role and as a member of the Home Savings Bank Board of Directors.”

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About Home Savings

With current assets of approximately $2.6 billion, Home Savings operates 35 banking offices, 13 loan production offices and 3 wealth offices throughout Ohio, western Pennsylvania and West Virginia. Home Savings is a subsidiary of United Community Financial Corp. (NASDAQ:UCFC). For more information, visit HomeSavings.com.

Home Savings is an equal housing lender, member FDIC, and equal employment opportunity company.